Exhibit 99.2

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 1, 2004 by BPCB Partners L.P.

Shares  Price  Shares Beneficially Owned After Transaction
52  35.56  72988
46  35.55  72942
52  35.53  72890
6  35.52  72884
181  35.51  72703
116  35.50  72587
58  35.48  72529
19  35.47  72510
13  35.46  72497
19  35.45  72478
32  35.44  72446
32  35.43  72414
45  35.42  72369
32  35.41  72337
32  35.40  72305
58  35.39  72247
6  35.38  72241
26  35.37  72215
45  35.36  72170
58  35.35  72112
84  35.34  72028
168  35.33  71860
84  35.32  71776
26  35.31  71750
32  35.30  71718
58  35.29  71660
13  35.28  71647
84  35.27  71563
84  35.26  71479
110  35.25  71369
13  35.24  71356
19  35.23  71337
13  35.22  71324
6  35.21  71318
123  35.20  71195
97  35.19  71098
26  35.18  71072
77  35.17  70995
58  35.16  70937
52  35.15  70885